ParkOhio Reports First Quarter 2026 Results
Announces Review of Strategic Alternatives for its Southwest Steel Processing Business
Reaffirms FY 2026 Outlook

CLEVELAND, OHIO, May 6, 2026 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2026.

“Following a strong finish to 2025, we are continuing to build momentum into 2026, supported by improving operating performance, strong backlog visibility and increasing alignment with key growth markets including data center, infrastructure, aerospace and defense and industrial electrification, which is material to our revenues. Our first quarter results reflect continued execution against our transformation initiatives, with revenue growth across all three segments, expanding margins in Engineered Products and sustained performance in Supply Technologies. As we move through 2026, we expect to benefit from backlog conversion, new business ramp and operating leverage from prior investments in automation, information systems and vertical integration,” said Matthew V. Crawford, Chairman and Chief Executive Officer.

First Quarter 2026 Highlights
•Results reflect continued year-over year and sequential improvements and positioning for growth across aerospace and defense, data center, infrastructure, power management and advanced manufacturing end markets.
•Revenue of $421.0 million, up 4% year-over-year.
•Year-over-year sales growth in each business segment.
•Gross margin of 17.3%, up 50 basis points compared to 16.8% in the 2025 first quarter.
•GAAP EPS of $0.58 from continuing operations; Adjusted EPS of $0.65.
•EBITDA (as defined) of $34.3 million; EBITDA (as defined) margin of 8.1%.

First Quarter 2026 Segment Highlights
•Supply Technologies – Revenue of $195.1 million compared to $187.8 million in the first quarter of 2025, up 4% driven by sales growth in the power sports, semiconductor, aerospace and defense, electrical and agriculture end markets. Operating margins were 9.0%, reflecting ongoing investments in information management tools and automation initiatives designed to improve productivity and reduce operating costs across our global distribution network, which expands our role as a technology-enabled supply chain partner.

•Assembly Components – Revenue of $100.2 million compared to $96.9 million in the first quarter of 2025, up 3%. Improved volumes were driven by new business and increased year-over-year demand from various automotive platforms in each of our product lines. Our vertically integrated polymer extrusion and molding capabilities, combined with a global manufacturing footprint, position us to support fluid routing and critical component applications across traditional, hybrid and electrified powertrains, as well as broader industrial markets. We continue to leverage our long-standing OEM relationships to expand into new product development and innovation opportunities.

•Engineered Products – Revenue of $125.7 million compared to $120.7 million in the first quarter of 2025, up 4%. Bookings of $62 million in the quarter driven by demand across defense, steel production, oil and gas, power generation and electrification-related end markets. Backlog at March 31, 2026 totaled $195.9 million, up 9% from year-end 2025 and 44% from the first quarter of 2025. Operating margins were up 140 basis points compared to the corresponding 2025 quarter, driven by improvement in both our capital equipment and forged and machined products groups. Through our expanding global aftermarket parts and service operations and investments in production
-more-

efficiency, we are enhancing lifecycle value for customers and positioning the segment for improved operating performance as backlog converts to revenue.

Review of Strategic Alternatives for Southwest Steel Processing

As part of our ongoing portfolio optimization strategy, the Company has engaged an investment banking firm to assist us in a formal review of strategic alternatives for its Southwest Steel Processing (“SSP”) business, including a potential sale or other transaction. SSP is a fully automated forging facility included in our Forged and Machined Products group within the Engineered Products segment. This review reflects our continued focus on aligning capital and resources toward higher-growth, higher-margin opportunities across our portfolio. The Company has not set a deadline or definitive timetable for the completion of the strategic alternatives review process, and there can be no assurance that this review will result in any transaction or particular outcome.

“Our actions regarding SSP reflect the continued execution of our transformation strategy. Over the past few years, we have reshaped our portfolio to focus on businesses with stronger growth, margin and cash flow characteristics. The SSP review is a natural next step in this process, and we believe it will further enhance the quality and earnings power of ParkOhio going forward,” said Matthew V. Crawford, Chairman and Chief Executive Officer. “SSP has been a long-time contributor to our business performance and continues to have a best-in-class business model for critical rail products. Despite the recent challenges including a sustained end market turndown, we believe its best days are ahead. We will use this strategic review to evaluate how we can position the business for long-term success.”

SSP was impacted by cyclical weakness in the railcar end market and operational restructuring over the past two years, which led to asset impairment charges totaling $7.7 million in the fourth quarter of 2025. In the first quarter of 2026, SSP performance improved, driven by improved utilization and higher production. At March 31, 2026, the net assets of SSP were approximately $45 million.

Excluding SSP, the Company’s results highlight the underlying earnings power of the business. For the first quarter of 2026, earnings from continuing operations would have increased from $0.58 to approximately $0.70 per diluted share, and earnings as adjusted would have increased from $0.65 to approximately $0.77 per diluted share.

Full Year 2026 Outlook Reaffirmed

As we continue to optimize our portfolio and operations to align with key macroeconomic trends – including AI-driven data center expansion, electrical infrastructure investment, and the reshoring of industrial supply chains – we are reaffirming our previously-announced full year 2026 guidance as follows:

•Net Sales: $1.675 billion to $1.710 billion, an increase of 5% to 7% over 2025
•Adjusted EPS: $2.90 to $3.20 per diluted share, an increase of 7% to 19% over 2025
•EBITDA (as defined): 8-9% of Net Sales
•Free Cash Flow: $20 million to $30 million

Our 2026 outlook includes the impact of SSP, which is expected to be approximately $17 million in revenue and a loss of approximately $0.53 per diluted share. The outcome of our strategic review process represents potential upside to our current outlook, which reflects continued revenue growth, margin expansion, and improving cash flow generation, supported by strong backlogs, new business launches, and increased operating efficiency across all three business segments.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures, such as Adjusted EPS, to the most comparable GAAP financial measures due to the inherent difficulty in forecasting certain items, including non-cash or infrequent charges, which are not available without unreasonable effort.

Long-Term Positioning

As we have mentioned in our previous commentary, we believe we are in the early innings of significant demand for electrical infrastructure-related spending. While the diversity of our end markets is a strength, we are tactically positioning the business to take advantage of these trends. We remain committed to our goal of building a diverse integrated group of leading high value industrial companies, each of which has a deep competitive moat built over decades on brand, customer relationships, process innovation and intellectual property.

Webcast and Conference Call

A live webcast and conference call to review ParkOhio’s first quarter 2026 financial results will be held on Thursday May 7, 2026, at 9:00 a.m. Eastern Time. To access the webcast, please visit the Investor Relations section of the Company’s website at https://www.pkoh.com. A corresponding investor presentation will also be available on the site prior to the call.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates approximately 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the outcome of our strategic review of the SSP business; the impact supply chain and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, or geopolitical unrest; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under "Item 1A. Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2026	2025
	(In millions, except per share data)
Net sales	$421.0	$405.4
Cost of sales	348.3	337.3
Selling, general and administrative expenses	51.7	48.2
Restructuring and other special charges	1.3	1.0
Operating income	19.7	18.9
Other components of pension and other postretirement benefits income, net	2.1	1.8
Interest expense, net	(12.3)	(11.0)
Income from continuing operations before income taxes	9.5	9.7
Income tax expense	(1.6)	(1.9)
Income from continuing operations	7.9	7.8
Loss attributable to noncontrolling interests	0.3	0.7
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	8.2	8.5
Loss from discontinued operations, net of tax	(0.1)	(0.2)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$8.1	$8.3

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$0.59	$0.63
Discontinued operations	(0.01)	(0.01)
Total	$0.58	$0.62
Diluted:
Continuing operations	$0.58	$0.61
Discontinued operations	(0.01)	(0.01)
Total	$0.57	$0.60
Weighted-average shares used to compute income (loss) per share:
Basic	13.8	13.6
Diluted	14.1	13.9

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$34.3	$33.9

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended March 31,
	2026		2025
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$8.2	$0.58	$8.5	$0.61
Adjustments:
Restructuring and other special charges	1.3	0.09	1.0	0.07
Tax effect of above adjustments	(0.3)	(0.02)	(0.2)	(0.02)
Adjusted earnings	$9.2	$0.65	$9.3	$0.66

Year Ended December 31, 2025
Diluted EPS
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$1.77
Adjustments:
Restructuring and other special charges	0.45
Asset impairment charges	0.64
Loss on extinguishment of debt	0.14
Tax effect of above adjustments	(0.21)
Non-controlling interest impact	(0.09)
Adjusted earnings	$2.70

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
Supply Technologies	$—	$—	$—	$—	$—	$—
Assembly Components	—	0.4	0.4	—	0.2	0.2
Engineered Products	—	0.5	0.5	—	0.8	0.8
Corporate	—	0.4	0.4	—	—	—
Total continuing operations	$—	$1.3	$1.3	$—	$1.0	$1.0

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the credit agreement (the “Credit Agreement”) governing the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance. Additionally, management uses EBITDA, as defined to calculate its debt service coverage ratio under the Credit Agreement. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2026	2025
	(In millions)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$8.2	$8.5
Add back:
Interest expense, net	12.3	11.0
Income tax expense	1.6	1.9
Depreciation and amortization	8.3	8.3
Stock-based compensation expense	1.4	1.5
Restructuring, business optimization and other costs	1.3	1.0
EBITDA loss attributable to Designated Subsidiary	1.2	1.8
Other	—	(0.1)
EBITDA, as defined	$34.3	$33.9

The Credit Agreement provides for a revolving credit facility, which matures in July 2030, in the amount of $405.0 million. The availability of borrowings under the revolving credit facility is based on (1) our calculated availability under the Credit Agreement and (2) if such calculated availability decreases below $50.625 million, our ability to meet a debt service ratio covenant generally based on our EBITDA, as defined compared to our consolidated debt charges for the most recent four-quarter period. If our calculated availability is less than $50.625 million, our debt service coverage ratio must be greater than 1.0. At March 31, 2026, our calculated availability was $108.4 million; therefore, the debt service ratio covenant did not apply. Failure to maintain calculated availability of at least $50.625 million and meet the debt service ratio covenant could materially impact the availability and interest rate of future borrowings. Our debt service coverage ratio could be materially impacted by negative economic trends, including inflation and supply chain disruptions. While we expect to remain in compliance throughout 2026, declines in sales volumes in the future, including due to the current macroeconomic conditions, could adversely impact our ability to remain in compliance with certain of these financial covenants.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2026	December 31, 2025
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$46.7	$44.8
Accounts receivable, net	278.4	265.0
Inventories, net	426.6	420.9
Other current assets	120.1	121.8
Total current assets	871.8	852.5
Property, plant and equipment, net	201.6	198.5
Operating lease right-of-use assets	38.5	41.2
Goodwill	115.0	115.8
Pension assets	92.8	93.3
Other long-term assets	116.8	118.3
Total assets	$1,436.5	$1,419.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$200.6	$199.8
Current portion of long-term debt and short-term debt	6.4	8.3
Current portion of operating lease liabilities	10.5	10.9
Accrued expenses and other	145.1	147.6
Total current liabilities	362.6	366.6
Long-term liabilities, less current portion:
Long-term debt	646.2	620.7
Long-term operating lease liabilities	28.2	30.4
Other long-term liabilities	18.5	19.1
Total long-term liabilities	692.9	670.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	379.4	380.9
Noncontrolling interests	1.6	1.9
Total equity	381.0	382.8
Total liabilities and shareholders' equity	$1,436.5	$1,419.6

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2026	2025
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$7.9	$7.8
Adjustments to reconcile income from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	8.3	8.3
Stock-based compensation expense	1.4	1.5

Changes in operating assets and liabilities:
Accounts receivable	(14.8)	(25.0)
Inventories	(7.0)	5.0
Prepaid and other current assets	1.1	(7.8)
Accounts payable and accrued expenses	(2.1)	(1.9)
Other	(2.6)	2.1
Net cash used in operating activities from continuing operations	(7.8)	(10.0)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(12.5)	(9.5)
Net cash used in investing activities from continuing operations	(12.5)	(9.5)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	26.2	24.2
Payments on other debt, net	(1.3)	(0.8)
Payments on finance lease facilities, net	(0.6)	(1.3)
Dividends	(1.8)	(1.8)
Net cash provided by financing activities from continuing operations	22.5	20.3
DISCONTINUED OPERATIONS
Total used by operating activities	(0.1)	(0.2)
Decrease in cash and cash equivalents from discontinued operations	(0.1)	(0.2)
Effect of exchange rate changes on cash	(0.2)	0.8
Increase in cash and cash equivalents	1.9	1.4
Cash and cash equivalents at beginning of period	44.8	53.1
Cash and cash equivalents at end of period	$46.7	$54.5
Interest paid	$19.7	$4.6
Income taxes paid	$4.4	$5.3

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Supply Technologies	Assembly Components	Engineered Products	Total
	(In millions)
	Three Months Ended March 31, 2026
Net sales	$195.1	$100.2	$125.7	$421.0
Cost of sales	157.9	90.0	100.4	348.3
Gross profit	37.2	10.2	25.3	72.7
Selling, general and administrative expenses	19.7	4.9	19.1	43.7
Restructuring and other special charges	—	0.4	0.5	0.9
Segment operating income	17.5	4.9	5.7	28.1
Corporate expenses				(8.0)
Corporate restructuring and other special charges				(0.4)
Operating income				19.7
Other components of pension and other postretirement benefits income, net				2.1
Interest expense, net				(12.3)
Income from continuing operations before income taxes				$9.5

	Three Months Ended March 31, 2025
Net sales	$187.8	$96.9	$120.7	$405.4
Cost of sales	153.2	85.7	98.4	337.3
Gross profit	34.6	11.2	22.3	68.1
Selling, general and administrative expenses	16.8	5.7	17.7	40.2
Restructuring and other special charges	—	0.2	0.8	1.0
Segment operating income	17.8	5.3	3.8	26.9
Corporate expenses				(8.0)
Operating income				18.9
Other components of pension and other postretirement benefits income, net				1.8
Interest expense, net				(11.0)
Income from continuing operations before income taxes				$9.7

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for restructuring and other special charges. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the year-to-date periods. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended March 31,
	2026			2025
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$17.5	$—	$17.5	$17.8	$—	$17.8
Assembly Components	4.9	0.4	5.3	5.3	0.2	5.5
Engineered Products	5.7	0.5	6.2	3.8	0.8	4.6
Corporate	(8.4)	0.4	(8.0)	(8.0)	—	(8.0)
Operating income - continuing operations	$19.7	$1.3	$21.0	$18.9	$1.0	$19.9

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP and adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP are non-GAAP financial measures the Company is providing in this press release. Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP is calculated as GAAP EPS excluding loss attributable to SSP for the period presented. Adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP is calculated as Adjusted EPS excluding loss attributable to SSP for the period presented. The Company presents this non-GAAP financial measure in connection with its review of strategic alternatives for its SSP business announced herein. Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP and adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP are not measures of performance under GAAP and should not be considered in isolation from, or as a substitute for, EPS in accordance with GAAP. Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP and adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP herein may not be comparable to similarly titled measures of other companies. The following table reconciles Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP and adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP:

Three Months Ended March 31, 2026
Diluted EPS
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$0.58
Exclude: Loss attributable to SSP	(0.12)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP	$0.70

Adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$0.65
Exclude: Loss attributable to SSP	(0.12)
Adjusted income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders excluding SSP	$0.77